As filed with the Securities and Exchange Commission on May 8, 2014

Registration No. 333-112428

Registration No. 333-51434

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TWENTY-FIRST CENTURY FOX, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0075658
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas, New York, New York 10036

(Address of principal executive offices) (Zip code)

21st Century Fox America Consolidated Savings Plan

Fox Investment Plan

(Full title of the plan)

Janet Nova, Esq.

Executive Vice President and Deputy Group General Counsel

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

(Name, address and telephone number of agent for service)

Copy to:

Amy Bowerman Freed, Esq.

Hogan Lovells US LLP

875 Third Avenue

New York, New York 10022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Twenty-First Century Fox, Inc. (formerly known as News Corporation) (the “Company”) is filing these post-effective amendments (the “Post-Effective Amendments”) to deregister certain securities originally registered by The News Corporation Limited, the predecessor of the Company (“News Corporation Australia”) pursuant to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission:

1.	Registration Statement No. 333-112428, filed on February 2, 2004, as amended by the Post-Effective Amendment No. 1 thereto filed on November 24, 2004, registering (i) 2,000,000 Ordinary Shares of News Corporation Australia, and (ii) 2,000,000 Preferred Limited Voting Ordinary Shares of News Corporation Australia pursuant to the 21st Century Fox America Consolidated Savings Plan (formerly known as the News America Consolidated Savings Plan) (the “21st Century Fox America Consolidated Savings Plan”); and

2.	Registration Statement No. 333-51434, filed on June 3, 1996, as amended by the Post-Effective Amendment No. 1 thereto filed on November 24, 2004, registering 3,000,000 Ordinary Shares of News Corporation Australia pursuant to the Fox Investment Plan (the “Fox Investment Plan”).

No new securities will be offered under the 21st Century Fox America Consolidated Savings Plan and the Fox Investment Plan. In accordance with the undertaking contained in the Registration Statements pursuant to Item 512 of Regulation S-K, these Post-Effective Amendments are being filed to deregister and remove all of the previously registered securities under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478(a)(4) thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 8th day of May, 2014.

TWENTY-FIRST CENTURY FOX, INC.

By:	/s/ John P. Nallen
John P. Nallen
Senior Executive Vice President and Chief Financial Officer